Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
June 13, 2013

J.P.Morgan

J.P. Morgan Efficiente EM 5 Index

Overview

The J.P. Morgan Efficiente EM 5 Index (the "Index,") is a part of J.P. Morgan's family of Efficiente indices, which generally seek to provide exposure to the relevant underlying assets based on the modern portfolio theory approach to asset allocation. Efficiente EM provides exposure to a diverse range of asset classes with focus on emerging market investments. The Index selects from a basket of 15 assets (the "Basket Constituents") including equities, bonds, emerging and developed markets, alternative investments, and the JPMorgan Cash Index USD 3 Month (the "Cash Index"). The Index incorporates a daily deduction fee of 0.50% per annum.

Hypothetical and Actual Historical Performance


J.P. Morgan Efficiente EM 5 Index
MSCI Daily TR Net World USD (Excess Return)
Dow Jones-UBS Commodity Index
MSCI Daily TR Net Emerging Markets USD (Excess Return)
450
400
350
300
250
200
150
100
50
0
May-03
May-05
May-07
May-09
May-11
May-13

Source: JPMorgan and Bloomberg

Hypothetical and Actual Historical Volatility


J.P. Morgan Efficiente EM 5 Index
MSCI Daily TR Net World USD (Excess Return)
Dow Jones-UBS Commodity Index
MSCI Daily TR Net Emerging Markets USD (Excess Return)
Target Volatility
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
Dec-03
Dec-05
Dec-07
Dec-09
Dec-11

Source: JPMorgan and Bloomberg

Features of the Index

- Exposure to emerging markets equities, bonds (including emerging and developed markets), and alternative investments (agriculture, gold and energy);
- The weights allocated to the Basket Constituents are dynamic and are determined monthly based on a rules-based methodology that targets an annualized volatility of 5% or less;
- An algorithmic portfolio construction which utilizes momentum and correlation across asset classes;
- The Index is an excess return index and reflects the weighted performance of the Basket Constituents (including reinvested dividends for the Basket Constitients that are exchange traded funds) with the returns of certain Basket Constituents tracked as the excess returns over the Cash Index; and
- The Index level incorporates the daily deduction fee of 0.50% per annum and is published on Bloomberg under the ticker EFJPEM5E.
- See "Selected Risks" on the following page for information about risks associated with the Index.

Hypothetical Back-Tested Index Excess Returns and Volatility

	Three Year Annualized Return	Five Year Annualized Return	Ten Year Annualized Return	Ten Year Annualized Volatility**	Ten Year Sharpe Ratio***	Ten Year Correlation
J.P. Morgan Efficiente EM 5 Index	3.6%	2.8%	6.8%	6.0%	1.15	100.0%
MSCI Daily TR Net World USD (Excess Return)*	12.7%	0.4%	5.2%	18.0%	0.29	29.0%
Dow Jones-UBS Commodity Index	1.4%	-9.4%	1.0%	19.1%	0.05	46.4%
MSCI Daily TR Net Emerging Markets USD (Excess Return)*	5.1%	-2.3%	12.4%	22.3%	0.56	37.5

Source: JPMorgan and Bloomberg
Represents the performance of the Efficiente EM index based on, as applicable to the relevant measurement period, the hypothetical back tested daily closing levels through January 31, 2013, and the actual historical performance of the ETFs based on the daily closing levels from February 4, 2013 through May 31, 2013, as well as the performance of the MSCI Daily TR Net World USD Index (Excess Return), the Dow Jones-UBS Commodity Index, and the MSCI Daily TR Net Emerging Markets USD Index (Excess Return) over the same periods.
* The applicable closing price or index level has been converted to an excess return level, where the returns are those in excess of the J.P. Morgan USD 3 Month LIBOR Cash Index (JPCAUS3M).
** Hypothetical, historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period. The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.
*** "Ten Year Sharpe Ratio" means the Ten Year Annualized Return divided by the Ten Year Annualized Volatility.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com June 2013

J.P.Morgan

J.P. Morgan Efficiente EM 5 Index

Basket Constituents and Recent Index Composition

Sector / Sector Cap	Asset Class	Assets	Ticker	Asset Cap	Allocation February 2013	Allocation March 2013
Emerging Markets Equities 80%	EM America	iShares® MSCI Brazil Capped Index Fund	EWZ UP	15%	0%	0%
		iShares® MSCI Mexico Capped Investable Market Index Fund	EWW UP	15%	15%	15%
		J.P. Morgan Latin America Satellite Basket	N/A	10%	10%	5%
	EM Europe	RDX Total Return in USD	RDXTRU	15%	5%	0%
		J.P. Morgan EMEA Satellite Basket	N/A	10%	0%	0%
	EM Asia	iShares® FTSE China 25 Index Fund	FXI UP	15%	5%	15%
		WisdomTree India Earnings Fund	EPI UP	15%	10%	0%
		J.P. Morgan Asian Satellite Basket	N/A	10%	0%	10%
Alternative Investments 30%	Alternatives	S&P® GSCI™ Energy 3-Month Forward Index Total Return	SPGSAGTR	15%	0%	0%
		S&P® GSCI™ Gold Sub Index Total Return	SPGSGCTR	15%	0%	0%
		S&P® GSCI™ Agriculture Index Total Return	SG3MENP	15%	0%	0%
Bonds 50%	EM Bonds	iShares® J.P. Morgan USD Emerging Markets Bond Fund	EMB UP	20%	20%	0%
	DM Bonds	J.P. Morgan US Treasury Note Futures Tracker	RFJPUSBE	20%	5%	20%
	DM Bonds	J.P. Morgan 30-Year US Treasury bond Futures Tracker (net)	FTJMUTBE	20%	15%	15%
Cash 50%	Cash	JPMorgan Cash Index USD 3 Month	JPCAUS3M	50%	15%	20%

Selected Risks

- The Index level incorporates the daily deduction of a fee of 0.50% per annum, and the levels of three Basket Constituents (or their underlying components) that track futures contracts reflect the deduction of fees in connection with each roll from one futures contract to the next futures contract.
- The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents and may not achieve its target annualized volatility of 5%.
- The Index comprises notional assets and liabilities and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
- The investment strategy involves monthly rebalancing and maximum weighting caps that are applied to the Basket Constituents individually and to sectors composed of multiple Basket Constituents.
- Changes in the values of the Basket Constituents may offset each other, and correlation of performances among the Basket Constituents may reduce the performance of the Index.
- An investment in securities linked to the Index is subject to risks associated with non-U.S. markets, fixed-income securities, commodities and futures contracts and to currency exchange risk.
- The Index was established on February 4, 2013, and therefore has limited operating history.
- J.P. Morgan Securities LLC, one of our affiliates, is the sponsor of the Cash Constituent, several of the Basket Constituents, and/or their underlying components and of the index that underlies one of the Basket Constituents.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant pricing statement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923

Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the Index.
Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research.
The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the MSCI Daily TR Net World USD Index (Excess Return), the Dow Jones-UBS Commodity Index, and the MSCI Daily TR Net Emerging Markets USD Index (Excess Return).
Past performance is not indicative of future results.
Copyright 2013 JPMorgan Chase & Co. All rights reserved. Additional information is available upon request.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com June 2013